Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, EVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports
Fourth Quarter and Full Year 2016 Results

WILLIAMSVILLE, NY, March 30, 2017 – Tops Holding II Corporation (“Tops” or the “Company”),
the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania, Western Vermont and North Central Massachusetts, today reported financial results for the fourth quarter and full year ended December 31, 2016 (“Fiscal 2016”).  The Fiscal 2016 period included 52 weeks, while the Fiscal 2015 period included 53 weeks.

Fourth Quarter and Fiscal 2016 Performance

•	Fourth quarter inside sales increased 5.4% when excluding the extra sales week in 2015
•	Full-year inside sales up 2.4% to $2.3 billion when excluding the extra sales week
•	Added nine supermarkets during the year; Total of 172 stores at year-end

“We continued to execute our core strategy by expanding our store base with nine new supermarkets, and, importantly, maintaining or growing market share in each of our key regions during the year,” commented Frank Curci, Tops Chairman and CEO.  “While 2016 was a tough environment as the industry struggled with persistent food price deflation, we continued to take a long-term view and implement the appropriate steps to make our operations more efficient and set the stage for stronger financial performance when the operating environment improves.”

“As deflationary headwinds are expected to continue into the first half of 2017, our focus will be much of the same,” he said.

“We will continue to diversify our product portfolio, especially in high-growth categories such as natural and organics, execute strategic initiatives in an effort to drive sales and customer loyalty, and look for additional operational efficiencies to manage our margin profile,” Curci said, “And, as we have demonstrated, we will continue to take an opportunistic approach to strategic acquisitions or new store development that can further strengthen our footprint.”

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

Fiscal 2016 Fourth Quarter Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands)

	Fiscal 2016 Fiscal 2015
	Fourth Quarter (12 weeks)	Fourth Quarter (13 weeks)	$ Change	% Change
Inside sales	$553,536	$570,271	$(16,735)	(2.9)%
Fuel sales	31,153	32,173	(1,020)	(3.2)%
Net sales	584,689	602,444	(17,755)	(2.9)%
Gross profit	$166,871	$178,311	$(11,440)	(6.4)%
Gross profit margin	28.5%	29.6%
Operating income	$5,537	$5,955	$(418)	(7.0)%
Operating margin	0.9%	1.0%
Net loss	$(13,808)	$(15,408)	$1,600	10.4%

Excluding the $44.9 million of sales related to the additional week in the Fiscal 2015 fourth quarter, inside sales in the quarter increased $28.3 million, or 5.4%.  Same store sales, calculated on a comparable 12-week period basis, decreased 1.9% due to food cost deflation in certain categories, including meat and dairy, as well as lower traffic levels.  Additionally, approximately 30 basis points of the same store sales decrease was attributable to lower federal funding for the Supplemental Nutritional Assistance Program (“SNAP”).  Fuel sales were lower due to one less week in the quarter.

The decrease in gross profit margin of 110 basis points was attributable to an increase in self-insured workers’ compensation claims expense of $1.9 million and a $1.6 million reduction in capitalized warehousing costs.  Additionally, we increased our promotional activity during the fourth quarter, particularly in connection with the introduction of our Tops brand into new markets following our six-store acquisition in August.

Total operating expenses were $161.3 million, down $11.0 million, and as a percentage of net sales decreased 100 basis points to 27.6%.  Cost control and efficiency initiatives, one less week in the Fiscal 2016 fourth quarter, a $4.2 million decrease in one-time costs, along with lower performance-based compensation expense, more than offset additional costs associated with new locations.

Net loss improved $1.6 million from $15.4 million during the fourth quarter of Fiscal 2015 to $13.8 million during the fourth quarter of Fiscal 2016.

To provide investors with a greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.  Fourth quarter Fiscal 2016 EBITDA was $23.4 million compared with $25.0 million in the prior-year period, reflective of the additional week in the 2015 period.  Adjusted EBITDA, which excludes specified non-cash and nonrecurring items, was $24.8 million, a reduction of $5.6 million from the fourth quarter of Fiscal 2015, again partially attributable to the additional week in the 2015 quarter.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

Full Year Fiscal 2016 Review (Narrative compares with prior-year period unless otherwise noted)

($ in thousands)

	Fiscal 2016 Fiscal 2015
	(52 weeks)	(53 weeks)	$ Change	% Change
Inside sales	$2,324,397	$2,314,012	$10,385	0.4%
Fuel sales	132,370	157,937	(25,567)	(16.2)%
Net sales	2,456,767	2,471,949	(15,182)	(0.6)%
Gross profit	$725,993	$728,289	$(2,296)	(0.3)%
Gross profit margin	29.6%	29.5%
Operating income	$38,538	$58,369	$(19,831)	(34.0)%
Operating margin	1.6%	2.4%
Net loss	$(44,563)	$(62,243)	$17,680	28.4%

Inside sales increased due to the $94.6 million incremental contribution from 14 acquired and new supermarkets since May 2015, partially offset by $42.9 million of sales related to the additional week in Fiscal 2015 and a 1.8% decrease in same store sales.  Same store sales were calculated using a comparable 52-week period.  Approximately 50 basis points of the same store sales decline was attributable to lower federal funding for the SNAP, while the remaining decline was due to the same factors that impacted the fourth quarter results.

Fuel sales were negatively impacted by a 12.8% decrease in the average retail price paid per gallon.  Our gallons sold decreased 3.8%, or 1.9% excluding the additional week of 2015.  As of December 31, 2016, 52 corporate fuel stations were in operation.

Gross profit margin improved 10 basis points, primarily due to product mix given the smaller proportion of relatively lower margin fuel sales.  Distribution costs as a percent of sales were consistent at 1.8% as incremental savings associated with a new procurement agreement were offset by $1.4 million of costs related to the August 2016 relocation to a new freezer warehouse facility, combined with a $0.6 million increase in self-insured workers’ compensation claims expense.

Lower operating income reflects $3.3 million of costs associated with the acquisition and integration of the six acquired stores in Eastern New York and North Central Massachusetts, $1.7 million of costs incurred in connection with a potential acquisition and $1.3 million of incremental legal and professional fees related to the ongoing dispute and associated arbitration proceeding with the New York State Teamsters Conference Pension and Retirement Fund.  The 2015 period included an $11.0 million gain from the sale of pharmacy scripts and inventory.

The improvement in net loss primarily reflects the debt extinguishment costs incurred in the Fiscal 2015 second quarter related to last year’s debt refinancing.  For Fiscal 2016, Adjusted EBITDA was $130.1 million, a reduction of $2.6 million from $132.7 million in Fiscal 2015, reflective of the additional week in Fiscal 2015.

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

Balance Sheet Highlights

Cash and cash equivalents were $25.0 million at December 31, 2016 compared with $35.6 million at
January 2, 2016.  Cash provided by operating activities during Fiscal 2016 was $32.5 million, a decrease of $22.1 million from the previous year.  The decrease in cash generated reflects a change in working capital, particularly a larger decrease in accrued expenses due to bonus payments in Fiscal 2016 related to Fiscal 2015.  Additionally, inventory increased $6.9 million during Fiscal 2016 compared to a decrease of $8.8 million during Fiscal 2015 due in part to lower than normal inventory levels at 2015 year-end, which was largely caused by the 2015 fiscal year-end falling after the New Year’s Day holiday.

Cash provided by operating activities supported growth initiatives, including investments of $17.4 million for seven supermarkets acquired in 2016 and $34.6 million in capital expenditures that were largely related to new store openings, store remodels and maintenance activities.  The Company expects to invest $20 million to $25 million in capital expenditures during Fiscal 2017.

As of December 31, 2016, exclusive of the discount on the 2018 Notes and deferred financing fees, total debt including capital leases was $873.2 million compared with $848.3 million at Fiscal 2015 year-end.  The unused availability under the Company’s asset based lending facility (“ABL Facility”) was $39.5 million after giving effect to the borrowing base calculation, $22.8 million of letters of credit outstanding and $72.9 million of borrowings outstanding.  On December 30, 2016, the maturity date of the ABL Facility was extended to 2021, while the applicable interest rates were decreased and the maximum borrowing capacity was increased from $125.0 million to $150.0 million.

Tops expects that cash generated from operations and availability under the ABL Facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for the next twelve months.

Conference Call Details

Tops will host a conference call on Friday, March 31, 2017, beginning at 11:00 a.m. Eastern Time.  During the call, management will review the financial and operating results for the fourth quarter and full year of 2016, and discuss Tops’ corporate strategy and outlook.  A question-and-answer session will follow.  The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. ET on the day of the teleconference until Friday, April 14, 2017.  To listen to the replay, dial (412) 317-6671 and enter replay pin number 13653294.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 172 corporate full-service supermarkets including
171 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner.  Tops employs approximately 15,000 associates, and is a leading full-service grocery retailer serving New York, Northern Pennsylvania, Western Vermont and North Central Massachusetts.  Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the Company's website at www.topsmarkets.com.

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements.  Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict.  Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions, food cost deflation, and the impact on consumer demand and spending and our pricing strategy;
•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;
•	our ability to effectively increase or maintain our profit margins;
•	the success of our store acquisition, construction and remodel programs;
•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;
•	risks inherent in our fuel station operations;
•	our exposure to local economies and other adverse conditions due to our geographic concentration;
•	risks of natural disasters and severe weather conditions;
•	supply problems with our suppliers and vendors;
•	our relationships with our unions and unionized employees, the terms of future collective bargaining agreements or labor strikes;
•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations;
•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;
•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;
•	estimates of the amount and timing of payments under our self-insurance policies;
•	risks of liability under environmental laws and regulations;
•	our ability to maintain and improve our information technology systems;
•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;
•	threats or potential threats to security;
•	our ability to retain key personnel;
•	risks of data security breaches or losses of confidential customer information;
•	risks relating to our substantial indebtedness;
•	claims or legal proceedings against us; and
•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA.  We define EBITDA as earnings before interest, taxes, depreciation and amortization.  We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance including such items as LIFO inventory valuation adjustments, share-based compensation expense, legal and professional fees related to unusual or non-recurring matters, impairment of long-lived assets, debt extinguishment costs, gains or losses on asset sales outside the normal course of business, and material acquisition and integration costs.  We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity, and they are among the primary measures used by management for planning and forecasting for future periods.  We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures.  See the last page of this release for a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2016	Fiscal 2015
	Fourth Quarter	Fourth Quarter
	(12 weeks)	(13 weeks)	$ Change	% Change
Net sales	$584,689	$602,444	$(17,755)	(2.9)%
Cost of goods sold	(405,889)	(414,234)	8,345	2.0%
Distribution costs	(11,929)	(9,899)	(2,030)	(20.5)%
Gross profit	166,871	178,311	(11,440)	(6.4)%
Operating expenses:
Wages, salaries and benefits	(87,720)	(88,443)	723	0.8%
Selling and general expenses	(27,897)	(28,842)	945	3.3%
Administrative expenses (inclusive of share-based compensation expense of $14 and $71)	(17,171)	(23,919)	6,748	28.2%
Rent expense, net	(7,601)	(6,768)	(833)	(12.3)%
Depreciation and amortization	(14,821)	(15,979)	1,158	7.2%
Advertising	(6,124)	(6,191)	67	1.1%
Impairment	—	(2,214)	2,214	100.0%
Total operating expenses	(161,334)	(172,356)	11,022	6.4%
Operating income	5,537	5,955	(418)	(7.0)%
Loss on debt extinguishment	—	(78)	78	100.0%
Interest expense, net	(18,854)	(20,649)	1,795	8.7%
Loss before income taxes	(13,317)	(14,772)	1,455	9.8%
Income tax expense	(491)	(636)	145	22.8%
Net loss	$(13,808)	$(15,408)	$1,600	10.4%

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2016	Fiscal 2015
	(52 weeks)	(53 weeks)	$ Change	% Change
Net sales	$2,456,767	$2,471,949	$(15,182)	(0.6)%
Cost of goods sold	(1,685,799)	(1,698,813)	13,014	0.8%
Distribution costs	(44,975)	(44,847)	(128)	(0.3)%
Gross profit	725,993	728,289	(2,296)	(0.3)%
Operating expenses:
Wages, salaries and benefits	(364,837)	(361,024)	(3,813)	(1.1)%
Selling and general expenses	(119,985)	(120,651)	666	0.6%
Administrative expenses (inclusive of share-based compensation expense of $102 and $248)	(83,142)	(82,763)	(379)	(0.5)%
Rent expense, net	(29,711)	(27,631)	(2,080)	(7.5)%
Depreciation and amortization	(64,422)	(63,870)	(552)	(0.9)%
Advertising	(23,282)	(22,781)	(501)	(2.2)%
Impairment	(2,076)	(2,214)	138	6.2%
Gain on sale of assets	—	11,014	(11,014)	(100.0)%
Total operating expenses	(687,455)	(669,920)	(17,535)	(2.6)%
Operating income	38,538	58,369	(19,831)	(34.0)%
Loss on debt extinguishment	—	(34,581)	34,581	100.0%
Interest expense, net	(80,889)	(84,053)	3,164	3.8%
Loss before income taxes	(42,351)	(60,265)	17,914	29.7%
Income tax expense	(2,212)	(1,978)	(234)	(11.8)%
Net loss	$(44,563)	$(62,243)	$17,680	28.4%

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	December 31, 2016	January 2, 2016
Assets
Current assets:
Cash and cash equivalents	$24,994	$35,557
Accounts receivable, net	76,874	68,198
Inventory, net	153,306	141,223
Prepaid expenses and other current assets	15,889	16,857
Total current assets	271,063	261,835
Property and equipment, net	348,299	369,446
Goodwill	219,886	213,096
Intangible assets, net	168,385	173,730
Other assets	19,245	11,547
Total assets	$1,026,878	$1,029,654
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$76,930	$81,812
Accrued expenses and other current liabilities	106,266	96,757
Current portion of capital lease obligations	10,490	8,566
Current portion of long-term debt	3,120	2,075
Total current liabilities	196,806	189,210
Capital lease obligations	139,240	143,122
Long-term debt, net	709,206	681,372
Other long-term liabilities	54,494	44,680
Deferred tax liabilities, net	45,509	43,694
Total liabilities	1,145,255	1,102,078
Commitments and contingencies
Common stock ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and 126,559 shares outstanding as of December 31, 2016 and January 2, 2016)	—	—
Treasury stock (at cost; 1 share as of December 31, 2016 and January 2, 2016)	(1)	(1)
Paid-in capital	6,381	7,974
Accumulated deficit	(123,355)	(78,792)
Accumulated other comprehensive loss, net of tax	(1,402)	(1,605)
Total shareholders’ deficit	(118,377)	(72,424)
Total liabilities and shareholders’ deficit	$1,026,878	$1,029,654

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Fiscal 2016	Fiscal 2015
	(52 weeks)	(53 weeks)
Cash flows provided by operating activities:
Net loss	$(44,563)	$(62,243)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76,723	76,315
Amortization of deferred financing costs	2,304	3,155
Impairment	2,076	2,214
Deferred income taxes	1,815	1,767
Straight-line rent adjustment	1,014	1,116
LIFO inventory valuation adjustments	(457)	(218)
Share-based compensation expense	102	248
Loss on debt extinguishment	—	34,581
Gain on sale of assets	—	(11,014)
Other	527	530
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,208)	(7,894)
(Increase) decrease in inventory, net	(6,877)	8,785
Decrease (increase) in prepaid expenses and other current assets	2,885	(5,642)
Increase in other assets	(7,698)	(7,698)
Decrease in accounts payable	(2,827)	(5,248)
Increase in accrued expenses and other current liabilities	8,730	15,506
Increase in other long-term liabilities	6,925	10,334
Net cash provided by operating activities	32,471	54,594
Cash flows used in investing activities:
Cash paid for property and equipment	(34,569)	(37,680)
Acquisition of supermarkets	(17,380)	(3,558)
Cash proceeds from sale of assets	413	11,255
Net cash used in investing activities	(51,536)	(29,983)
Cash flows provided by (used in) financing activities:
Borrowings on 2017 ABL Facility	927,300	588,766
Repayments on 2017 ABL Facility	(974,000)	(594,066)
Borrowings on 2021 ABL Facility	72,900	—
Principal payments on capital leases	(9,766)	(8,766)
Repayments of long-term debt borrowings	(3,932)	(525,280)
Dividends to Tops MBO Corporation	(2,015)	(775)
Change in bank overdraft position	(1,859)	(287)
Deferred financing costs paid	(452)	(10,743)
Capital contribution	326	47
Proceeds from long-term debt borrowings	—	560,000
Debt extinguishment costs paid	—	(24,265)
Purchase of treasury stock	—	(1)
Net cash provided by (used in) financing activities	8,502	(15,370)
Net (decrease) increase in cash and cash equivalents	(10,563)	9,241
Cash and cash equivalents–beginning of period	35,557	26,316
Cash and cash equivalents–end of period	$24,994	$35,557

Tops Holding II Corporation Fourth Quarter and Full Year 2016 Results

March 30, 2017

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Fiscal 2016	Fiscal 2015
	Fourth Quarter	Fourth Quarter	Fiscal 2016	Fiscal 2015
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Net loss	$(13,808)	$(15,408)	$(44,563)	$(62,243)
Depreciation and amortization	17,873	19,136	76,723	76,315
Interest expense	18,854	20,649	80,889	84,053
Income tax expense	491	636	2,212	1,978
EBITDA	23,410	25,013	115,261	100,103
Store acquisition and integration costs (a)	1,208	—	3,313	—
LIFO inventory valuation adjustments (b)	(698)	(879)	(457)	(218)
Teamsters arbitration legal and professional fees (c)	592	3,820	5,836	4,550
Freezer transition costs (d)	197	—	1,384	—
Share-based compensation expense (e)	14	71	354	248
Potential acquisition costs (f)	—	—	1,723	—
Impairment (g)	—	2,214	2,076	2,214
Loss on debt extinguishment (h)	—	78	—	34,581
Gain on sale of assets (i)	—	—	—	(11,014)
Other (j)	45	57	634	2,249
Total adjustments to EBITDA	1,358	5,361	14,863	32,610
Adjusted EBITDA	$24,768	$30,374	$130,124	$132,713

Notes:

(a)	Costs associated with the acquisition and integration of the six stores acquired in Eastern New York and North Central Massachusetts.
(b)

Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(c)	Legal and professional fees related to the dispute and associated arbitration with the New York State Teamsters Conference Pension and Retirement Fund.
(d)	Costs related to the relocation of the Company’s freezer warehouse.
(e)	Compensation costs related to stock option grants.
(f)	Legal and professional fees incurred in connection with a potential acquisition.
(g)

As the expected future cash flows associated with one supermarket location were insufficient to recover that location’s aggregate net book value of long-lived assets, the net book values of leasehold improvements and equipment assets were written down to fair value.

(h)

Expenses primarily incurred in connection with the tender offer for, and redemption of the balance of, the Company’s $460.0 million senior secured notes due 2017 and the partial tender offer for $60.0 million of the $150.0 million outstanding senior secured notes due 2018.

(i)

During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. The Company recognized a resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million.

(j)	Other items not related to continuing operations. The amount for Fiscal 2015 includes $1.0 million of severance and other costs associated with the closure of 27 in-store pharmacies in January 2015.